As filed with the Securities and Exchange Commission on April 16, 2025

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Monogram Technologies Inc.

(Exact name of Registrant as specified in its charter)

Delaware	81-2349540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3913 Todd Lane

Austin Texas 78744

(Address, including zip code, of principal executive offices)

Amended and Restated 2019 Stock Option and Grant Plan

(Full title of the Plan)

Benjamin Sexson

Chief Executive Officer

3913 Todd Lane

Austin, TX 78744

(512) 399-2656

(Name and address, including zip code and telephone

number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Dean M. Colucci

Kelly R. Carr

Duane Morris LLP

1540 Broadway

New York, NY 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

This registration statement registers the offer and sale of 2,600,000 shares of common stock of Monogram Technologies Inc. for issuance under the Amended and Restated 2019 Stock Option and Grant Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Monogram Technologies Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed by the Registrant with the SEC on March 12, 2025, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A12B (Registration No. 001-41707), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 17, 2023, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification.

Article VIII registrant’s Sixth Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, the registrant’s officers and directors shall not be liable for monetary damages to the fullest extent authorized under applicable law. Additionally, the registrant may indemnify and advance expenses to any person involved in a legal proceeding related to such person’s services to the registrant that was a legal representative, employee or agent of the registrant at the time of the event related to the proceeding.

Article VI of the registrant’s amended and restated bylaws provides that the registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, or appeal thereof, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such person in connection with the proceeding.

In addition to the above, the registrant has entered into indemnification agreements with each of the registrant’s directors and officers. These indemnification agreements provide the registrant’s directors and officers with the same indemnification and advancement of expenses as described above and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. The registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by the registrant’s directors and officers in their capacities as directors and officers of the registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Sixth Amended and Restated Certificate of Incorporation, effective March 14, 2024 (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 15, 2024)
3.2	Amended and Restated Bylaws, effective as of March 12, 2024 (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 15, 2024)
4.1	Description of Securities (incorporated by reference to exhibit 4.4 to the Company’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2023 filed with the SEC on March 14, 2024)
10.1	Amended and Restated 2019 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.12 to the Company’s Form S-1 filed with the SEC on July 27, 2023)
5.1#	Opinion of Duane Morris LLP
23.1#	Consent of Fruci & Associates II, PLLC
23.3#	Consent of Duane Morris LLP (included in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page of this Registration Statement)
107#	Filing Fee Table

# Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 16, 2025.

MONOGRAM TECHNOLOGIES INC.

By:	/s/ Benjamin Sexson
Benjamin Sexson
Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints Benjamin Sexson, and who may act singly (with full power to act alone), their attorney-in-fact, with the full power of substitution, for them in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title(s)	Date

/s/ Benjamin Sexson	Chief Executive Officer, Director	April 16, 2025
Benjamin Sexson

/s/ Noel Knape	Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer	April 16, 2025
Noel Knape

/s/ Douglas Unis	Director	April 16, 2025
Douglas Unis

/s/ Colleen Gray	Director	April 16, 2025
Colleen Gray

/s/ Paul Riss	Director	April 16, 2025
Paul Riss

/s/ Rick Van Kirk	Director	April 16, 2025
Rick Van Kirk